Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Nurix Therapeutics, Inc. of our report dated May 5, 2020, except for the effects of the reverse stock split discussed in Note 2 to the financial statements of Nurix Therapeutics, Inc., as to which the date is July 20, 2020, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
July 23, 2020